Exhibit 107.1

Calculation of Filing Fee Table
Rule 424(b)(2)
(Form Type)
Barclays Bank PLC
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r)	49,950.00	$1,000.00	$49,950,000.00	0.0001102	$5,504.49
Fees Previously Paid	Debt	Global Medium-Term Notes, Series A	457(r)	50.00	$1,000.00	$50,000.00	0.0001102	$5.51

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.